Exhibit 99.1

Sun BioPharma Provides Business Update and Files Annual Report for 2018

●	Front-Line Combination Study with Gemcitabine and Nab-Paclitaxel enrolling second Cohort of Phase 1a
●	Company reinstates founder and Executive Chairman, Dr. Michael Cullen as President and Chief Executive Officer, effective November 1, 2018
●	$2.2M in private financing raised between December 2018 and January 2019
o	$1.3M in the private sale of convertible notes in December 2018
o	Completed private sale of convertible notes in January 2019 for additional $0.9M

MINNEAPOLIS, MN, March 22, 2019 (GLOBE NEWSWIRE) – Sun BioPharma, Inc. (OTCQB: SNBP), a clinical stage biopharmaceutical company developing disruptive therapeutics for the treatment of pancreatic diseases, today provides a business update and reports financial results for the year ended December 31, 2018.

Front-Line Combination PDA Study

The Company’s clinical team, working in conjunction with its medical advisors and physician investigators, have been enrolling patients in the second cohort in its study, “SBP-101 Administered in Combination with Gemcitabine and Nab-paclitaxel in Newly Diagnosed Patients with Metastatic Pancreatic Ductal Adenocarcinoma.” The study includes a dose-escalation phase with sequential cohorts of patients receiving treatment at each of three dose levels. The dose-escalation phase is to be followed by an expansion phase at the optimal dose level. Contract research organizations have been engaged to assist in managing the study at one site in the United States (Courante Oncology), the University of Florida where SBP-101 was invented, and at three sites in Australia (Novotech).

Dr. Suzanne Gagnon, Chief Medical Officer remarked, “We appreciate the enthusiastic commitment of our current investigators and are now in the process of evaluating additional investigational sites for the expansion phase of the study, which we hope to commence later this year. Expanding in both the US and Australia will allow more patients to have access to SBP-101 while receiving gemcitabine and nab-paclitaxel.”

Company Names Founder and Executive Chairman as Chief Executive Officer

Effective October 31, 2018, Michael T. Cullen, MD, MBA, the company’s Executive Chairman, has accepted the additional responsibilities of President and CEO of Sun BioPharma, Inc. and its wholly owned subsidiary, Sun BioPharma Australia Pty Ltd.

“Pleased with our progress, and encouraged by the success of our amazing team, I am honored to resume leadership of this exciting project as we seek to improve the prognosis of patients with life-threatening pancreatic disease” stated Dr. Cullen.

Private Placement of Convertible Promissory Notes

On December 21, 2018, the Company entered into Securities Purchase Agreements for the purchase of convertible promissory notes (“2018 Notes) and warrants to purchase common stock in the Company with a number of accredited purchasers. Additional agreements were entered into on December 31, 2018 and several dates in January of 2019. Pursuant to these closings under the Securities Purchase Agreements we issued 2018 Notes with a principal balance of $2.2 million and we also issued warrants to purchase up to an aggregate of 1,243,510 additional shares, resulting in gross proceeds of $1.3 million received by the Company in December 2018 and $0.9 received in January of 2019.

“We are most grateful for the loyal support of long-term shareholders, and the confidence exhibited by new investors in our work” noted Dr. Cullen.

Financial Results for the Three Months and Full Year Ended December 31, 2018

General and administrative (G&A) expenses decreased 71.9% to $329,000 in the fourth quarter of 2018, compared with $1.2 million in the fourth quarter of 2017. G&A expenses decreased 38.4% to $2.1 million in 2018, down from $3.4 million in 2017. The decrease in the fourth quarter was caused primarily by reduced stock-based compensation expense, reduced salary expense due to staff reductions and by costs incurred in 2017 that were not incurred in 2018 in connection with efforts to complete a public offering in the fourth quarter of 2017. The decrease for the full year of 2018 is primarily the result of a decrease in stock-based compensation, fewer staff members in the year and voluntary salary reductions taken at the end of 2018.

Research and development (R&D) expenses decreased 51.7% to $308,000 in the fourth quarter of 2018 down from $638,000 in the fourth quarter of 2017. R&D expenses for the full year of 2017 decreased 31.2% to $1.8 million as compared with $2.6 million for 2017. The decrease in fourth quarter resulted from decreased staff costs associated with fewer staff and voluntary salary reductions taken in the 4th quarter of 2018 as well as decreased clinical trial and related costs for our Phase 1a clinical trial. The full year decrease in R&D expenses resulted from a decrease in salary expense versus the prior year due to lower staff levels and less spending on clinical studies as the spending on the 2018 clinical trial did not begin until mid-2018.

Other expense, net, was $286,000 in the current quarter compared to $428,000 in the fourth quarter of 2017. Other expense, net, decreased to $2.3 million for the full year 2018, down from $4.9 million in the prior year. The decrease in the current quarter was primarily due to decreased interest expense resulting from the amortization of the discount on the 2017 convertible notes payable which converted to equity in May of 2018. For the full year the decrease was due primarily to charges recorded in 2017 related to the induced conversion of debt. The debt which converted in 2018 was not induced and therefore no loss on the conversion was recorded.

Net loss for the quarters ended December 31, 2018 and 2017 was $0.8 million and $2.2 million, or $0.16 and $0.58 per diluted share, respectively. The net loss for the full year 2018 was $5.9 million, or $1.27 per diluted share, compared to a net loss of $10.4 million, or $2.91 per diluted share, for 2017.

Balance Sheet and Cash Flow

Total cash resources were $1.4 million as of December 31, 2018, compared to $152,000 as of December 31, 2017. Total current assets were $1.8 million and $767,000 as of December 31, 2018, and December 31, 2017, respectively. These increases resulted primarily from the proceeds raised from the sale of equity securities in the first half of the year totaling $2.3 million and the sale of convertible promissory notes in December of 2018 offset in part by the Company’s use of cash to fund operations in the current year.

Current liabilities decreased to $1.6 million as of December 31, 2018, compared to $4.2 million as of December 31, 2017. The decrease in current liabilities resulted primarily from the conversion in May of 2018 of approximately $3.3 million of previously outstanding debt and accrued interest into 750,742 shares of our common stock and warrants to purchase 646,279 shares of common stock partially offset by the accreted carrying value of the convertible promissory notes sold during December of 2018.

Net cash used in operating activities was $2.4 million for the year ended December 31, 2018, compared to $3.4 million for the year ended December 31, 2017. The net cash used in each of these periods primarily reflects the net loss for these periods and was partially offset by stock-based compensation expense and amortization of debt discount as well as by the effects of changes in operating assets and liabilities. In the year ended December 31, 2017, the net loss is also offset by non-cash charges recorded for the loss on induced debt conversion.

About SBP-101

SBP-101 is a first-in-class, proprietary, polyamine compound designed to exert therapeutic effects in a mechanism specific to the pancreas. Sun BioPharma originally licensed SBP-101 from the University of Florida Research Foundation in 2011. The molecule has been shown to be highly effective in preclinical studies of human pancreatic cancer models, demonstrating superior activity to existing FDA-approved chemotherapy agents. Combination therapy potential has also been shown for pancreatic cancer. SBP-101 differs from current pancreatic cancer therapies in that it specifically targets the exocrine pancreas and has shown efficacy against primary and metastatic disease in animal models of human pancreatic cancer. Therefore, management believes that SBP-101 may effectively treat both primary and metastatic pancreatic cancer, while leaving the insulin-producing islet cells and non-pancreatic tissue unharmed. The safety and metabolic profile demonstrated in our first-in-human safety study further supports evaluation of the potential for additive or synergistic effects in combination with current standard pancreatic cancer treatment.

About Sun BioPharma

Sun BioPharma Inc. is a clinical-stage biopharmaceutical company developing disruptive therapeutics for urgent unmet medical needs. The Company’s development programs target diseases of the pancreas, including pancreatic cancer and pancreatitis; the Company’s initial product candidate is SBP-101 for the treatment of patients with pancreatic cancer. SBP-101 was invented by Raymond Bergeron, Ph.D., a Distinguished Professor Emeritus at the University of Florida. Sun BioPharma has scientific collaborations with pancreatic disease experts at Cedars Sinai Medical Center in Los Angeles, the University of Miami, the University of Florida, the Austin Health Cancer Trials Centre in Melbourne, Australia, the Ashford Cancer Centre in Adelaide, Australia and The Blacktown Cancer and Haematology Centre in Sydney, Australia. The Company’s independent Data Safety Monitoring Board (DSMB) is Chaired by James Abbruzzese, MD, Professor of Medicine, Charles Johnson, M.D. Professor of Medicine, a member of the Duke Cancer Institute and Chief, Division of Medical Oncology at Duke University School of Medicine. Professor David Goldstein, FRACP, Senior Staff Specialist at the Prince Henry & Prince of Wales Hospital / Cancer Care Centre in Sydney, Australia is Co-Chair of the DSMB. Further information can be found at: www.sunbiopharma.com Sun BioPharma’s common stock is currently quoted on the OTCQB tier of the over-the-counter markets administered by the OTC Markets Group, Inc. under the symbol: SNBP.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For example, statements regarding the Company’s next study, the timing and effects of the reverse stock split and potential eligibility and approval for listing on a national securities exchange are forward-looking statements. Any other statements that are not historical fact (including, but not limited to statements that contain words such as “will”, “believes,” “may,” “anticipates,” “expects,” “estimates” or “plans”) should also be considered to be forward-looking statements. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by such forward-looking statements, including, without limitation, the anticipated timing of first patient enrollment, our need to obtain additional capital, which may not be available on acceptable terms or at all, risks inherent in the development and/or commercialization of potential products, uncertainty in the results or timing of clinical trials or regulatory approvals, timing of necessary regulatory processes relating to the reverse stock split, and other material changes in our business that could jeopardize our ability to qualify for listing on a national securities exchange. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the Company and its business, particularly those disclosed from time to time in its filings with the Securities and Exchange Commission. Stockholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. The Company disclaims any intent or obligation to update these forward-looking statements.

Contact Information:

Investor & Media Contact:

Susan Horvath – Sun BioPharma, Inc.

952 479 1196

Sun BioPharma, Inc.

Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(In thousands, except share and per share amounts)

	Three months ended December 31,			Twelve months ended December 31,
	2018	2017	Percent Change	2018	2017	Percent Change
Operating expenses:
General and administrative	$329	$1,171	-71.9%	$2,108	$3,423	-38.4%
Research and development	308	638	-51.7%	1,783	2,593	-31.2%
Operating loss	(637)	(1,809)	-64.8%	(3,891)	(6,016)	-35.3%

Other income (expense):
Interest income	-	-	-	-	1	-100.0%
Grant income	2	54	-96.3%	54	163	-66.9%
Interest expense	(50)	(472)	-89.4%	(1,814)	(1,617)	12.2%
Loss on induced debt conversions	-	-	-	-	(3,696)	-100.0%
Other income	(238)	(10)	2280.0%	(508)	255	-299.2%
Total other income (expense)	(286)	(428)	-33.2%	(2,268)	(4,894)	-53.7%

Loss before income tax benefit	(923)	(2,237)	-58.7%	(6,159)	(10,910)	-43.5%

Income tax benefit	90	77	16.9%	254	536	-52.6%

Net loss	(833)	(2,160)	-61.4%	(5,905)	(10,374)	-43.1%
Foreign currency translation adjustment (loss)	380	4	9400.0%	448	(241)	-285.9%
Comprehensive Loss	$(453)	$(2,156)	-79.0%	$(5,457)	$(10,615)	-48.6%

Basic and diluted net loss per share	$(0.16)	$(0.58)	-72.4%	$(1.27)	$(2.91)	-56.4%
Weighted average shares outstanding - basic and diluted	5,070,481	3,704,207	36.9%	4,662,080	3,566,098	30.7%

Sun BioPharma, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands, except share amounts)

	December 31,
ASSETS	2018	2017
Current assets:
Cash	$1,405	$152
Prepaid expenses and other current assets	110	195
Income tax receivable	332	420
Total current assets	1,847	767
Other noncurrent assets	51	-
Total assets	$1,898	$767

LIABILITITES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,064	$1,196
Accrued expenses	212	1,254
Convertible notes payable, net of debt discounts	64	1,525
Term debt, current portion	286	14
Accrued interest	4	181
Total current liabilities	1,630	4,170

Long-term liabilities:
Term debt, noncurrent portion	-	286
Total long-term liabilities	-	286

Stockholders' equity (deficit):
Preferred stock, $0.001 par value; 10,000,000 authorized; no shares issued or outstanding as of December 31 2018 and 2017	-	-
Common stock, $0.001 par value; 100,000,000 authorized; 5,077,483 and 3,841,652 shares issued and outstanding, as of December 31, 2018 and 2017, respectively	5	4
Additional paid-in capital	35,038	25,625
Accumulated deficit	(35,058)	(29,153)
Accumulated comprehensive income (loss)	283	(165)
Total stockholders' equity (deficit)	268	(3,689)
Total liabilities and stockholders' equity (deficit)	$1,898	$767

Sun BioPharma, Inc.

Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Year Ended Decmber 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(5,905)	$(10,374)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on induced debt conversions	-	3,696
Stock-based compensation	1,279	1,733
Amortization of debt discount	1,732	1,387
Amortization of debt issuance costs	9	56
Non-cash interest expense	4	162
Changes in operating assets and liabilities:
Income tax receivable	50	(70)
Prepaid expenses and other current assets	25	(75)
Accounts payable	360	(319)
Accrued liabilities	59	402
Net cash used in operating activities	(2,387)	(3,402)

Cash flows from financing activities:
Proceeds from the sale of convertible promissory notes, net of offering costs of $5 and $16 respectively	1,329	3,059
Proceeds from sale of common stock and warrants, net of offering costs of $27	2,328	-
Proceeds from the exercise of stock options	-	28
Proceeeds from exercise of stock purchase warrants	-	19
Repayments of term debt	(14)	$-
Net cash provided by financing activities	3,643	3,106

Effect of exchange rate changes on cash	(3)	10

Net increase in cash	1,253	(286)
Cash at beginning of period	152	438
Cash at end of period	$1,405	$152

Supplemental disclosure of cash flow information:
Cash paid during period for interest	$67	$11

Supplemental disclosure of non-cash transactions:
Conversion of convertible notes payable and accrued interest into common stock	$-	$2,888
Conversion of convertible notes payable and accrued interest into common stock and warrants	$3,258	$-
Beneficial conversion feature in convertible notes	$716	$2,954
Warrants issued with convertible notes	$739	$-
Conversion of demand notes into common stock	$-	$250
Options granted in exchange for release from contingent payment obligations	$1,094	$-